NEWS RELEASE

CONTACT:
CONMED Corporation
Robert Shallish
Chief Financial Officer
315-624-3206
FD
Investors:
Brian Ritchie/Theresa Kelleher
212-850-5600

FOR RELEASE:   7:00 AM (Eastern)   January 5, 2009

CONMED Corporation Provides Business Update

Utica, New York, January 5, 2009 ----- CONMED Corporation (Nasdaq: CNMD) announced today that its fourth quarter 2008 sales will be approximately 9% lower than previously anticipated due to unfavorable foreign currency exchange fluctuations and lower than anticipated sales volumes for capital equipment.

Fourth quarter 2008 sales are expected to approximate $176 - $178 million, a decrease of approximately 7% from fourth quarter 2007 sales, which included approximately $10 million of integrated systems installations at an unusually large number of hospital customers that chose to delay installations until late in that year.  Full year 2008 sales are expected to approximate $739 - $741 million, an increase of approximately 6.5% over 2007 sales.

“Usually, the Company’s sales in the fourth quarter of each year experience a sequential increase from the seasonal effects of the third quarter’s summer months.  This year, however, as a result of a rapid and dramatic 15% strengthening of the U.S. dollar adversely affecting foreign sales in the fourth quarter, and due to cash conservation measures among certain hospital customers causing a reduction from

CONMED News Release Continued	January 5, 2009

anticipated sales volumes for our capital equipment, the Company’s fourth quarter sales will be lower than our previous estimates,” said Mr. Joseph J. Corasanti, President and CEO of CONMED Corporation.

During the first nine months of 2008, the Company gradually increased its earnings guidance as a result of better than anticipated financial results in the first three quarters of the year partly due to the weakening of the US dollar and its positive effect on CONMED’s operations.  However, the strengthening of the US dollar in the fourth quarter of 2008 has reversed the currency benefits derived earlier in the year.

The Company now estimates the GAAP diluted earnings per share for the fourth quarter of 2008 will approximate $0.30 - $0.35 and for the full year 2008 will approximate $1.46 - $1.51.  Non-GAAP earnings per share for the fourth quarter of 2008 are estimated to be $0.28 - $0.33 and that the full year of 2008 will approximate $1.48 - $1.53.  This current 2008 non-GAAP diluted earnings per share estimate closely mirrors the original guidance provided for 2008 over a year ago, and an increase of approximately 10% over the 2007 non-GAAP earnings per share.    Please refer to the comments following for further information regarding non-GAAP measurements.

The change in the economic climate during the last three months has been remarkably swift, with extreme volatility in foreign currency exchange rates and numerous reports of reduced capital spending and cash conservation throughout the healthcare provider industry.  These changes in the overall economy have caused the Company to reevaluate its outlook for 2009.  CONMED’s revised forecast for 2009 assumes a constant currency growth rate of approximately 4%-5% over 2008 reported sales, compared to the Company’s previous estimate of 6%.  However, at current foreign currency rates of exchange, the 30% of the Company’s sales denominated in foreign currency would decline approximately 15% compared to average rates of exchange in 2008.  Thus, CONMED's sales forecast for 2009 is approximately $740 million.

As a result of the reduced level of constant dollar sales, and since the profitability impact of the foreign currency exchange forecast is greater than that of the anticipated constant currency volume growth, the Company expects reduced net income in 2009 compared to 2008.  These expectations result in a non-GAAP earnings per share forecast of $1.15 - $1.25 for 2009, compared to the $1.77 - $1.85 previously estimated.  GAAP earnings per share in 2009 is anticipated to be lower than the non-GAAP amounts as the Company completes the previously disclosed manufacturing restructuring and incurs costs related thereto.

CONMED News Release Continued	January 5, 2009

Reconciliation of Revised 2009 EPS Guidance
Compared to Previous Guidance

	Sales	Non-GAAP EPS
	(millions)	(Note 1)
Previous 2009 guidance	$803	$1.80

Reduction due to FX at lower rates	(36)	(0.47)

Reduced sales growth rate	(27)	(0.13)

Revised 2009 guidance	$740	$1.20

Note 1. Mid-point of range estimate. A reconciliation of non-GAAP earnings per share determined in accordance with GAAP is not presented because the reconciling items for 2009 are not determinable.

Mr. Corasanti added, “While CONMED has been adversely affected by the rapid economic changes, we remain committed to our long-term goals of increased profitability though the introduction of new products and increased efficiencies throughout the organization.  Our products are well-regarded, we hold significant market share in our various product lines and our balance sheet is strong.  Therefore, as the economy stabilizes, we believe we will be well-positioned to leverage the Company’s strengths for the benefit of our customers and shareholders.”

Liquidity and cash flow

CONMED’s liquidity and cash flow remain strong.  During the fourth quarter of 2008, the Company repurchased and retired $25 million face value of its 2.5% Convertible Notes at a discount of approximately 20%.  The repurchase was substantially funded by CONMED’s own cash resources.  The transaction resulted in a pre-tax gain to the financial statements of approximately $4.4 million, which is included in the 2008 earnings per share estimates set forth above.

CONMED News Release Continued	January 5, 2009

Conference call information – February 5, 2009

CONMED anticipates that it will report its fourth quarter 2008 financial results on February 5, 2009, before the opening of the market.  The Company will also hold a conference call live over the Internet at 10:00 a.m. Eastern Time that same day.   This webcast can be accessed from CONMED’s web site at www.conmed.com.  Replays of the call will be made available through February 13, 2009.

The Company anticipates that forward-looking information and additional material details related to fourth quarter 2008 earnings and the Company’s expectations on a prospective basis may be discussed during the call. Such forward-looking information may involve risks and uncertainties such as those described in the Company’s SEC filings.

Convertible note interest expense

In accordance with FSP APB 14-1 issued by the Financial Accounting Standards Board, beginning in 2009 the Company will be required to record a non-cash interest expense related to its convertible notes to bring the effective interest rate to a level approximating that of a non-convertible note of similar size and tenor.  We currently estimate that this additional non-cash pre-tax charge will approximate $5.2 million or $0.11 per share.  The pronouncement also requires that a similar adjustment be made in previously issued financial statements to facilitate comparative analysis.  The earnings per share estimates provided above for 2008 and 2009 do not include this convertible note interest adjustment.

Use of Non-GAAP Financial Measures

Management has disclosed financial measurements in this press announcement that present financial information that is not in accordance with Generally Accepted Accounting Principles (“GAAP”).  These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company’s on-going financial performance from quarter-to-quarter and year-to-year on a regular basis, and for benchmarking against other medical technology companies.  Non-GAAP net income and non-GAAP earnings per share measure the income of the Company excluding unusual credits or charges that are considered by management to be outside of the normal on-going operations of the Company.  Management uses and presents non-GAAP net income and non-GAAP earnings per share because management believes that in order to properly understand the Company’s short and long-term financial trends, the impact of unusual items should be eliminated from on-going operating activities.  These adjustments for unusual items are

CONMED News Release Continued	January 5, 2009

derived from facts and circumstances that vary in frequency and impact on the Company’s results of operations.  Management uses non-GAAP net income and non-GAAP earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consistent basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

In the earnings per share estimates for the year 2008 provided above, the Company has forecasted the per share effect of increased expenses due to the previously disclosed manufacturing restructuring and acquisition related matters to approximate $.12 per share, while the gain on the repurchase of the Company’s convertible notes approximates $0.10 per share.

Forward Looking Information

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties.  The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis.  The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures.  The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct.  In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above, to prove to be correct; (ii) the risks relating to forward-looking statements discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007; (iii) cyclical purchasing patterns from customers, end-users and dealers;  (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the possibility that any new acquisition or other transaction may require the Company to reconsider its financial assumptions and goals/targets; and/or (vii) the Company’s ability to devise and execute strategies to respond to market conditions.